Exhibit 23.1

Consent of Ernst &Young LLP, Independent Auditors

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-41495 and 333-86495) pertaining to the Mobile Mini, Inc. Amended and Restated 1994 Stock Option Plan, Form S-8 (Nos. 333-43954, 333-65566, and 333-107333) pertaining to the Mobile Mini, Inc. Amended and Restated 1999 Stock Option Plan and on Form S-8 (No. 333-28681) pertaining to the Mobile Mini, Inc. Profit Sharing Plan and Trust of our report dated February 20, 2004 with respect to the consolidated financial statements and schedule of Mobile Mini, Inc. for the year ended December 31, 2003 filed with the Securities and Exchange Commission included in its Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Phoenix, Arizona
March 10, 2004

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